SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 20, 2004

Warning Model Management Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York                             000-27219                         133865655
_______________________________________________________________________________________________________________________
(State or Other Jurisdiction             (Commission File Number)                 (I.R.S. Employer
    of Incorporation)                                               Identification No.)

9440 Santa Monica Boulevard, Suite 400, Beverly Hills, CA 90210
(Address of Principal Executive Offices) (Zip Code)

(310) 860-9969
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

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ITEM 5. Other Events and Regulation FD Disclosure.

Law Suit Filed Against Warning Model Management, Inc, its subsidiaries, Officers and Directors.

Warning Model Management received notice this week that a complaint was filed by two plaintiffs, Michela Huth and Edward Pekarek, in the United States District Court for the Northern District of Ohio claiming violation of Federal Securities Laws; Fraud; Breach of Fiduciary Duty; Market Manipulation; Insider Trading By Misappropriation of Propriety Information; Unjust Enrichment; Negligent Misrepresentations and/or Omissions.

For relief, the Plaintiffs request the following:

  Issue a temporary restraining order to stop any further 10b-5 violations;
  Issue a temporary restraining order and preliminary injunction to stop the destruction of documents, ordering expedited discovery, freezing assets of Warning Modal Management, Inc., and its subsidiaries; freezing the assets derived from violations of pertinent anti-fraud provisions, ordering of audited accounting to demonstrate extent and details of insider trading;
  Issue a restraining order to prohibit the further transfer, encumberance, dispositions and/or dilution of any Warning assets; to prohibit from effecting any mergers, acquisitions and/or other combinations during pendency of this action, and to stop the shareholder meeting on August 5, 2004;
  Issue an order awarding Plaintiff compensatory damages, pre-judgment interest, and costs in an amount to be determined at trial.  The Plaintiffs have stated that their combined losses approach $18,000;
  Issue an order awarding Plaintiff punitive damages in an amount not less than five-hundred thousand dollars;
  Issue an Order awarding reasonable attorney’s fees, expert fees, and all other reasonably related costs, expenses and other such disbursements; and,
  For the Court to retain jurisdiction of this action in accordance with the principles of equity and the Federal Rules of Civil Procedure, in order to implement and carry out the terms of all orders and decrees that may be entered, and/or any suitable application or motion for additional relief.

The Plaintiffs filed an Ex Parte application on July 19, 2004.  The hearing for the Ex Parte temporary restraining order has not been scheduled as of the date of this filing.

The Officers and Directors of Warning Model Management, Inc., feel that the complaint has no merit and has retained counsel to defend this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 26, 2003

Warning Model Management Inc.

By:/s/Brian Bonar _______________________ Brian Bonar Chief Executive Officer

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